January 7, 1997

To: Byron Wade
From: Stan

Re: Sam Houston Contract

I have signed the contract with the two following changes.

First, I am awaiting a copy of the checks, front and back, for Sam Houston from 1996. My accountants records show one is missing.

Secondly, we discussed this before, but the contract needs to reflect that travel at your request is not part of the $500 monthly expense allowed, and that the $500 is cumulative over the term of the contract. i.e. $12,000 for the two-year contract of which none has been expended to date. As you recall, our major expenses occurred the last two months of 1996 and will continue through the end of the summer of 1997.

Please sign below if this is acceptable.


Accepted:

/S/ BYRON WADE
Byron Wade
Sam Houston Race Park, Ltd.

Date:    1/10/97

AGREEMENT

This is an agreement (the "Agreement") between Sam Houston Race Park, Ltd. ("Client"), and Stan Schleuter ("Consultant"), regarding the representation of Client before the Texas Legislature, and relevant Texas agencies as legislative and regulatory advocate for Client.

SCOPE OF REPRESENTATION

Consultant agrees to represent Client before the Texas Legislature and agencies on matters related to games of skill, taxation of pari-mutuel activities, and other issues relevant to horseracing and the pari-mutuel industry.

TIME PERIOD

This Agreement shall commence on January 1, 1997, and shall terminate on December 31, 1997.

CONSULTANT'S ASSOCIATE

Consultant represents that he is associated with Mark Harkrider and that, as appropriate and reasonably requested by Client, the services of Mr. Harkrider shall also be available to Client without additional charge.

CONSIDERATION

Client agrees to pay Consultant the sum of $180,000 for services during 1997 pursuant to this Agreement, plus approved expenses. Compensation shall be payable in monthly installments of $15,000 per month, plus approved expenses. Expenses also include travel to client's offices and/or travel outside the Austin area as requested by client.

DEFINITION OF EXPENSES

Expenses incurred shall be reimbursable to Consultant only when approved prior to the expenditure, except that Consultant will have the authority to incur up to $500 per month without prior approval. All expenses, including those within the $500 per month limit, must be properly documented.

METHOD OF BILLING AND PAYMENT

Client agrees to pay Consultant on the first of each month for that month's representation (except for the month of January which shall be paid promptly following execution and return of this Agreement). Consultant will bill all expenses for any given month within approximately one month after such expenses are incurred.




REPORTS

Consultant agrees to be responsible for preparation and filing of all applicable activity reports with the Texas Ethics Commission and any other reports required by reason of the relationship evidenced by this Agreement or by Consultant's activities.

RESPONSIBILITY FOR PAYMENT

By the signing of this Agreement by all parties, Client hereby agrees to full payment of compensation under this Agreement plus all expenses incurred by Consultant as defined by this letter.

PRIOR PERIOD AGREEMENT SUPERCEDED

Consultant acknowledges that he represented Client since February 1995, and that he has been paid in full for services rendered through December 31, 1996. The Client and the Consultant agree that this Agreement replaces and supercedes the 1997 portion of their prior two year agreement.

SUBCONTRACTS AND ASSIGNMENTS

Consultant's rights and obligations hereunder are deemed to be personal and may not be transferred or assigned. Any assignment shall be void and of no effect.

The person executing this agreement on behalf of Client represents that he has the full authority of the Client and is signing on their behalf.


Sam Houston Race Park, Ltd.


By: /S/ JAMES D. NOTEWARE                  By: /S/ STAN SCHLEUTER
   James D. Noteware                            Stan Schleuter
   President                                    P.O. Box 162224
                                                Austin, Texas 78716-2224